Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Qualified Stock Option Agreement (Time Based) and the Non-Qualified Stock Option Agreement (Performance Based), of our reports dated April 25, 2006, with respect to the consolidated financial statements of Pier 1 Imports, Inc., Pier 1 Imports, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc. included in its Annual Report (Form 10-K) for the year ended February 25, 2006, filed with the Securities and Exchange Commission.
/s/Ernst & Young
Fort Worth, Texas
February 19, 2007